UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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V. F. CORPORATION

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Commencing on July 10, 2024, the following supplemental information will be used in communicating with certain shareholders of VF Corporation:

Dear Fellow Shareholders,

On June 11, 2024, VF Corporation (“VF” or “we”) filed a definitive proxy statement (the “Proxy Statement”) in connection with our 2024 Annual Meeting of Shareholders, to be held on July 23, 2024 (the “Annual Meeting”). One of the proposals to be voted on by our shareholders at the Annual Meeting and described in our Proxy Statement is the approval of the amendment and restatement of our 1996 Stock Compensation Plan (the “1996 Plan”), which amendment includes an increase in the number of shares that may be issued under the 1996 Plan by 53 million shares (subject to adjustment for anti-dilution purposes as provided in the 1996 Plan) (the “Equity Plan Proposal”). In deciding how to vote on the Equity Plan Proposal, we encourage our shareholders to read the relevant portions of the Proxy Statement and consider the supplemental information below. If our shareholders approve the Equity Plan Proposal, we anticipate that the shares will be sufficient to meet our expected needs for three years and provide a valuable tool for attracting, motivating and retaining talented employees who are needed to help us deliver against our strategic priorities to support VF’s turnaround.

Due to the critical importance of the Equity Plan Proposal, we wish to reiterate the following key aspects of the rationale underlying the Equity Plan Proposal.

I.	Why are we asking shareholders to approve the Equity Plan Proposal, which would increase the number of shares that may be issued under the 1996 Plan?

II.	Why is the number of requested shares reasonable and consistent with market practice?

III.	What are the implications to VF if shareholders do not approve the Equity Plan Proposal?

Our board of directors (the “Board”) unanimously recommends that you cast your vote FOR the Equity Plan Proposal.

I.	Why are we asking shareholders to approve the Equity Plan Proposal, which would increase the number of shares that may be issued under the 1996 Plan?

VF has carefully monitored the use of shares under the 1996 Plan and has not sought shareholder approval of an increase in the shares authorized under the 1996 Plan since 2015. In addition, the 1996 Plan share reserve was depleted upon the grant of certain equity awards that were made as part of VF’s annual grant program on May 28, 2024. Therefore, absent shareholder approval of the Equity Plan Proposal, we will be severely limited in our ability to grant equity awards to our officers, employees and non-employee directors through April 28, 2025, when the authority of the Talent and Compensation Committee (the “Committee”) to grant awards under the 1996 Plan terminates. Equity awards support our pay for performance philosophy by providing substantial incentive to achieve our business objectives, build shareholder value and effectively align the interests of plan participants with the interests of our shareholders. In fiscal 2024, long-term equity-based incentive award opportunities accounted for approximately 72% of our CEO’s target total direct compensation and approximately 60% of our other NEOs’ target total direct compensation.

II.	Why is the number of requested shares reasonable and consistent with market practice?

The Committee and the Board are focused on the prudent use of equity incentives and carefully considered numerous factors to approve amendments to the 1996 Plan that they believe are reasonable, including the size of the requested additional share pool. As noted above, VF has not sought shareholder approval of an increase in the shares authorized under the 1996 Plan since 2015.

In considering the number of additional shares proposed to be authorized under the 1996 Plan, the Committee and the Board considered the potential dilution that would result from the full usage of shares requested for issuance under the 1996 Plan, VF’s historical burn rate and the expected plan duration based on historical burn rate, as follows:

•	Total potential overhang of 16.5%[1],

•	three-year average burn rate of 1.42%, and

•	an expected plan duration of three years.

If we continue to grant our current annual long-term incentive award mix of stock options and full-value shares in the form of performance-based restricted stock units (PRSUs) and time-based restricted stock units, then our actual total dilution would be only approximately 11%, due to the effect of the 1996 Plan’s 3 to 1 fungible share ratio, where each grant of a share subject to a full value award counts as the grant of three shares instead of one share (with shares subject to options and SARs each counting for one share).

If approved, the requested shares will provide continued stability to our compensation program for equity-eligible employees and non-employee directors. We anticipate that shareholders will have an opportunity to approve a new share request in 2027.

The potential overhang, historical burn rate and expected duration of the 1996 Plan each fall within market practice of companies within our industry.

III.	What are the implications to VF if shareholders do not approve the Equity Plan Proposal?

A failure of the Equity Plan Proposal would have immediate and near-term adverse consequences to VF.

Our turnaround strategy would be impaired. Ensuring we have the right talent to lead VF is a critical element in our turnaround strategy. VF’s CEO has hired a number of senior executives to support his team in driving VF’s performance and creating shareholder value. These senior executives were attracted to VF, in part, for the opportunity to work with VF’s beloved and iconic brands and effect meaningful impact in a business turnaround scenario. Accordingly, the compensation packages for these senior executives include meaningful equity awards to align their interests with the long-term interests of VF and our shareholders.

In order to attract and retain top tier talent, incentives such as equity awards are required to remain competitive, and without the ability to grant equity awards, our turnaround strategy would be impaired. For example, if we are unable to grant equity, we may need to provide cash-settled awards to certain key executives and other employees, which could potentially delay our investments in other strategic priorities such as product innovation to drive a successful turnaround, as well as impede our near-term priority of reducing leverage through improving earnings and generating strong cash flow.

New hire and retention equity awards would not be possible. VF regularly grants new hire and retention awards to new and existing officers and other employees below the senior executive level and grants annual equity awards to non-employee directors. However, if shareholders do not approve the Equity Plan Proposal, we will not have shares available under the 1996 Plan to grant equity awards to these senior executives and other new senior leaders, as well as awards for other officers and employees and non-employee directors. As a result, VF may need to replace some or all of these equity awards with cash-settled awards.

Contingent grants would be immediately cancelled. As noted above, on May 28, 2024, we granted certain annual equity awards contingent on shareholder approval of the Equity Plan Proposal due to insufficient shares remaining available in the 1996 Plan on the grant date. These contingent awards represent nearly 75% of all fiscal 2025 annual grants made to eligible employees and 50% of all fiscal 2025 annual grants made to our non-employee directors. If shareholders do not approve the Equity Plan Proposal, then these contingent awards would be immediately cancelled and we would have insufficient shares for future grants as well.

[1]

Fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of May 31, 2024.

No grants can be made under the 1996 Plan after April 28, 2025 unless the plan term is extended. Under the terms of the current 1996 Plan, the authority of the Committee to grant awards terminates on April 28, 2025. Approval of the Equity Plan Proposal would extend the term until July 23, 2034, the ten-year anniversary of the date of shareholder approval of the proposal, thus giving VF the ability to continue and strengthen its long-term compensation program.

VF’s compensation philosophy would be impaired. Under VF’s compensation philosophy, equity awards support our pay for performance philosophy by providing substantial incentive to achieve our business objectives, build shareholder value and effectively align the interests of plan participants with the interests of our shareholders. However, if the Equity Plan Proposal fails, our compensation philosophy would be impaired and we would likely be compelled to increase the cash compensation of employee compensation (including the settlement of equity awards in cash) for certain of our employees to remain competitive.

For All These Reasons, our Board recommends that you vote “FOR” the Equity Plan Proposal.

VF has historically used equity compensation as a critical component of our overall compensation program, as it aligns the interests of our employees with those of our shareholders and conserves our cash resources to support our growth objectives. The approval of the additional shares and the extension of the 1996 Plan term is necessary for VF to continue to attract and retain employees, executives and non-employee directors.

We thank you for the time you have focused on this matter and your careful consideration of this important proposal.

Sincerely,

Juliana L. Chugg

Chair, Talent and Compensation Committee

This communication contains forward-looking statements. All statements other than statements of historical or current facts, including statements regarding our future financial performance and shareholder value and sufficiency of shares available under the 1996 Plan and timing of future approvals made in this document are forward-looking. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended March 30, 2024.